EXHIBIT 99.2
                                  ------------



We evaluate our performance and that of our business segments based on earnings and cash flow from operations. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in non-cash working capital and other. We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt.


                                                               Three Months                      Six Months
                                                               Ended June 30                   Ended June 30
 (Cdn$ millions)                                            2003            2002            2003            2002
------------------------------------------------------------------------------------------------------------------
Net Income                                                   263             101             514             166
Exploration Expense                                           39              43              80              80
Charges and Credits to Income not Involving Cash:
   Gain on Disposition of Assets                              --              --              --             (13)
   Depreciation, Depletion and Amortization                  202             185             393             365
   Future Income Taxes                                       (41)             (5)             30             (19)
   Other                                                     (11)              1              (2)              1
                                                          ------          ------          ------          ------
Cash Flow from Operations                                    452             325           1,015             580
Preferred Dividends                                          (16)            (18)            (34)            (36)
                                                          ------          ------          ------          ------
Cash Flow Available to Common Shareholders                   436             307             981             544

Weighted Average Number of Common Shares
   Outstanding (millions)                                  123.3           122.3           123.2           121.9
                                                          ------          ------          ------          ------
Cash Flow per Share ($/share)                               3.53            2.51            7.96            4.46
                                                          ======          ======          ======          ======

Weighted Average Number of Diluted Common Shares
   Outstanding (millions)                                  124.0           124.4           123.9           123.5
                                                          ------          ------          ------          ------
Diluted Cash Flow per Share ($/share)                       3.51            2.47            7.92            4.40
                                                          ======          ======          ======          ======

Electronic copies of our filings with the Securities and Exchange Commission (from November 8, 2002 onward) are available, free of charge, through our web site (www.nexeninc.com). Filings prior to November 8, 2002 are available, free of charge, upon request, by contacting our investor relations department at
(403) 699-5931.